EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") is made as of September 12, 1997 between DOMINION RESOURCES, INC. (the "Company") and EDGAR M. ROACH, JR. (the "Executive").


                                    RECITALS:


     The Board of Directors of Dominion Resources, Inc. (the "Board of Directors") recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. The Board of Directors believes that it is particularly important to have stable, excellent management at the present time. The Board of Directors believes that this objective may be achieved by giving key management employees assurances of financial security for a period of time, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties.

     The Organization and Compensation Committee of the Board of Directors (the "Committee") has recommended, and the Board of Directors has approved, entering into employment agreements with the Company's key management executives in order to achieve the foregoing objectives. The Executive is a key management executive of the Company and is a valuable member of the Company's management team. The Company acknowledges that the Executive's contributions to the growth and success of the Company will be substantial. The Company and the Executive are entering into this Agreement to induce the Executive to serve as an employee of the Company and to devote his full energy to the Company's affairs. The Executive has agreed to be employed by the Company under the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

     1. Employment. The Company will employ the Executive, and the Executive will be employed by the Company, as an executive of the Company, for the period beginning September 12, 1997 (the "Effective Date") and ending on the third anniversary of such date, subject to the further provisions of this Section 1 (the "Term of this Agreement"). If Thos. E. Capps ceases to be the Chief Executive Officer of the Company before the third anniversary of the Effective Date, the Term of this Agreement shall be extended for a period of three years from the date Thos. E. Capps ceases to be the Chief Executive Officer of the Company.

     2. Duties. The Company and the Executive agree that, during the Term of this Agreement, the Executive will serve in a senior management position with the Company. The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) will comply with the directions and orders of the Board of Directors and Chief Executive Officer of the Company with respect to the performance of his duties.

     3. Effect on Other Agreements.

     (a) The Board of Directors recognizes that the Executive has entered or may enter into an Employment Continuity Agreement with the Company, which provides benefits under certain circumstances in the event of a change in control of the Company. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment terminates for any reason after a change in control and payments are to be made to the Executive under the Executive's Employment Continuity Agreement: (i) the Executive will not receive payments under this Agreement as a result of his termination of employment for any reason, (ii) after payment of any amounts otherwise due the Executive under this Agreement, this Agreement will terminate without liability on the part of the Company, and
(iii) if and to the extent that any payments made under this Agreement are considered "parachute payments" for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments will be taken into account in determining the amount to be paid to the Executive under the Employment Continuity Agreement, according to the terms of the Employment Continuity Agreement. If a change of control occurs and the Executive is not entitled to receive payments under the Executive's Employment Continuity Agreement, this Agreement will continue in effect according to its terms. The agreement between the Executive and Virginia Electric and

Power Company dated September 15, 1995 (as supplemented and interpreted) which is attached as Exhibit A to this Agreement shall not be treated as an Employment Continuity Agreement for purposes of this Agreement.

     (b) Except as provided above and in Section 5 (c), this Agreement sets forth the entire understanding of the parties with respect to the Executive's employment with the Company. The Executive and the Company agree that, effective as of the execution of this Agreement, any prior employment agreements between the Executive and the Company (other than the Executive's Employment Continuity Agreement) are null and void. The term "employment agreement" as used in the preceding sentence does not include any retirement, incentive or benefit plan or program in which the Executive participates or any credited service agreement under which the Executive receives years of service credit for retirement plan purposes.

     4. Affiliates. Employment by an Affiliate of the Company or a successor to the Company will be considered employment by the Company for purposes of this Agreement, and termination of employment with the Company means termination of employment with the Company and all its Affiliates and successors. The term "Company" as used in this Agreement will be deemed to include Affiliates and successors. For purposes of this Agreement, the term "Affiliate" means the subsidiaries of Dominion Resources, Inc. and other entities under common control with Dominion Resources, Inc.

     5. Compensation and Benefits.

     (a) During the Term of this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive the following salary and incentive awards for services rendered to the Company:

          (i) The Company will pay to the Executive an annual salary in an amount not less than the base salary in effect for the Executive as of the date on which this Agreement is executed. The Board of Directors will evaluate the Executive's performance at least annually and will consider annual increases in the Executive's salary based on the Executive's performance.

          (ii) The Executive will be entitled to receive incentive awards if and to the extent that the Board of Directors determines that the Executive's performance merits payment of an award. The Board of Directors will make its determination consistent with the methodology used by the Company for compensating its senior management employees.

If the Executive is employed by an Affiliate or a successor (as described in Section 4), the term "Board of Directors" as used in this Section 5(a) and in
Section 6(a) (iii) means the Board of Directors of the Executive's employer.

     (b) During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other senior executives of the Company in retirement plans, cash and stock incentive plans, fringe benefit plans and other employee benefit plans and programs provided by the Company for its senior management employees from time to time.

     (c) The provisions of an agreement between the Executive and Virginia Electric Power Company dated September 15, 1995 (as supplemented and interpreted) which is attached as Exhibit A to this Agreement are incorporated by reference and any benefits accruing or amounts payable to the Executive under that agreement shall be deemed to be benefits or amounts payable under this Agreement. The provisions of this subsection (c) shall survive the termination of this Agreement.

     6. Termination of Employment.

     (a) If the Company terminates the Executive's employment, other than for Cause (as defined in Section 8 below), during the Term of this Agreement, the Company will pay the Executive a lump sum payment equal to the present value of the Executive's annual base salary and annual cash incentive awards (computed as described below) for the balance of the Term of this Agreement. The lump sum payment will be computed as follows:

          (i) For purposes of this calculation, the Executive's annual base salary for the balance of the Term of the Agreement will be calculated at the highest annual base salary rate in effect for the Executive during the three-year period preceding his termination of employment. For purposes of this calculation, the Executive's annual cash incentive awards for the balance of the Term of the Agreement will be calculated at a rate equal to the highest annual cash incentive award paid to the Executive during the three-year period preceding his termination of employment. Salary and bonus that the Executive elected to defer will be taken into account for purposes of this Agreement without regard to the deferral.

          (ii) The salary and incentive award for any partial year in the Term of this Agreement will be a pro-rated portion of the annual amount.

          (iii) If the Executive has not yet received an annual cash incentive award for the year in which his employment terminates, the lump sum payment will be increased to include a pro-rated award for the portion of the year preceding the Executive's termination of employment. If the Executive has not yet received payment of his annual cash incentive award for the year preceding his termination of employment, the lump sum payment will be increased to include an award for the year preceding the Executive's termination of employment. The incentive award for the year or portion of the year preceding the Executive's termination of employment will be determined according to clause (i) above, unless the Board of Directors made a good faith final determination of the amount of the applicable incentive award pursuant to Section 5(a) (ii) before the Executive's termination of employment. If the Board of Directors made such a determination, the applicable incentive award will be computed according to the Board of Directors' determination.

          (iv) Present value will be computed by the Company as of the date of the Executive's termination of employment, based on a discount rate equal to the applicable Federal short-term rate, as determined under Section 1274(d) of the Code, compounded monthly, in effect on the date as of which the present value is determined.

          (v) The lump sum payment will be paid within 30 days after the Executive's termination of employment.

     (b) If the Company terminates the Executive's employment, other than for Cause, during the Term of this Agreement, the Executive will be entitled to receive the following additional benefits determined as of the date of his termination of employment:

          (i) Any outstanding restricted stock that would become vested (that is, transferable and nonforfeitable) if the Executive remained an employee through the Term of this Agreement will become vested as of the date of the Executive's termination of employment (or as of the date described in the next sentence, if applicable). In addition, if the Company has agreed to award the Executive restricted stock at the end of a performance period, subject to the Company's achievement of performance goals, and the date as of which the restricted stock is to become vested falls within the Term of this Agreement, the stock will be awarded and become vested at the end of the performance period if and to the extent that the performance goals are met. The Executive must satisfy the tax withholding requirements described in
     Section 10 with respect to the restricted stock.

          (ii) The Executive will be credited with age and service credit through the end of the Term of this Agreement for purposes of computing benefits under the Company's pension, medical and other benefit plans, and the Company will continue the Executive's coverage under the Company's welfare benefit plans as if the Executive remained employed through the end of the Term of this Agreement. Service credited to the Executive for purposes of the Company's pension plans pursuant to this subsection (ii) shall be in addition to any service credited to the Executive pursuant to
     Section 5 (c). Notwithstanding the foregoing, if the Company determines that giving such age and service credit or continued coverage could adversely affect the tax qualification or tax treatment of a benefit plan, or otherwise have adverse legal ramifications, the Company may pay the Executive a lump sum cash amount that reasonably approximates the after-tax value to the Executive of such age and service credit and continued coverage through the end of the Term of this Agreement, in lieu of giving such credit and continued coverage.

     (c) If the Executive voluntarily terminates employment with the Company during the Term of this Agreement under circumstances described in this subsection (c), the Executive will be entitled to receive the benefits described in subsections (a) and (b) above as if the Company had terminated the Executive's employment other than for Cause. Subject to the provisions of this subsection (c), these benefits will be provided if the Executive voluntarily terminates employment after (i) the Company reduces the Executive's base salary,
(ii) the Executive is not in good faith considered for incentive awards as described in Section 5 (a) (ii), (iii) the Company fails to provide benefits as required by Section 5(b) and 5(c), or (iv) the Company demotes the Executive to a position that is not a senior management position (other than on account of the Executive's disability, as defined in Section 7 below). For this purpose, a "senior management position" means the position of President of a subsidiary of the Company, or a position that reports directly to the Chief Executive Officer, Chief Operating Officer or Senior Vice President of the Company or to the President of a subsidiary of the Company. In order for this subsection (c) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (c),
(2) the Executive's voluntary termination under this subsection must occur within 60 days after the Executive knows or reasonably should know of an event described in clause (i), (ii), (iii) or (iv) above, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause (i) (ii) (iii) or (iv), as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described in clause (i), (ii), (iii) or (iv), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this subsection (c) on account of the event specified in the Executive's notice.

     (d) The amounts under this Agreement will be paid in lieu of severance benefits under any severance plan or program maintained by the Company (subject to Section 3 above). The amounts payable under this Agreement will not be reduced by any amounts earned by the Executive from a subsequent employer or otherwise. If the Executive's employment is terminated by the Company for Cause or if the Executive voluntarily terminates employment for a reason not described in subsection (c) above or Section 7 below, this Agreement will immediately terminate without liability on the part of the Company.

     7. Disability or Death. If the Executive becomes disabled (as defined below) during the Term of this Agreement while he is employed by the Company and after Thos. E. Capps ceases to be the Chief Executive Officer of the Company, the Executive shall be entitled to receive the benefits described in Section 6(b)(i) Of this Agreement as of the date on which he is determined by the Company to be disabled. If during the Term of this Agreement and while he is employed by the Company the Executive qualifies to receive benefits under the Company's short-term disability policy, the Executive will be treated as having eleven or more years of service with the Company for purposes of determining the amount of his benefits under that policy. If the Executive dies during the Term of this Agreement while he is employed by the Company, the benefits described in
Section 6(b)(i) will be provided to the personal representative of the Executive's estate. The foregoing benefits will be provided in addition to any death, disability and other benefits provided under Company benefit plans in which the Executive participates. Upon the Executive's death or disability, the provisions of Sections 1, 2, 5, and 6 of this Agreement will terminate. The term "disability" means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the Executive unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Executive's six consecutive months of disability.

Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

     8. Cause. For purposes of this Agreement, the term "Cause" means (i) fraud or material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or wilful failure of the Executive to perform substantially his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conviction of a felony or crime involving moral turpitude, or (iv) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties.

     9. Indemnification. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

     10. Payment of Compensation and Taxes. All amounts payable under this Agreement (other than restricted stock, which will be paid according to the terms of the Company's Long-Term Incentive Plan) will be paid in cash, subject to required income and payroll tax withholdings. No unrestricted stock will be issued to the Executive with respect to the vesting of restricted stock until the Executive has paid to the Company the amount that must be withheld for applicable income and employment taxes or the Executive has made provisions satisfactory to the Company for the payment of such taxes.

     11. Administration. The Committee will be responsible for the administration and interpretation of this Agreement on behalf of the Company. If for any reason a benefit under this Agreement is not paid when due, the Executive may file a written claim with the Committee. If the claim is denied or no response is received within 90 days after the filing (in which case the claim is deemed to be denied), the Executive may appeal the denial to the Board of Directors within 60 days of the denial. The Executive may request that the Board of Directors review the denial, the Executive may review pertinent documents, and the Executive may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require that the Board of Directors extend the period for another 60 days. If the Company defaults in an obligation under this Agreement, the Executive makes a written claim pursuant to the claims procedure described above, and the Company fails to remedy the default within the claims procedure period, then all amounts payable to the Executive under this Agreement will become immediately due and owing.

     12. Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation will succeed to the Company's rights and obligations under this Agreement. The Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate will receive any amounts payable under this Agreement after the death of the Executive.

     13. Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

     14. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Chairman of the Committee. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

     15. Miscellaneous. This instrument contains the entire agreement of the parties. To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

     WITNESS the following signatures.



                                                 DOMINION RESOURCES, INC.


                                                 By: /s/ Thos. E. Capps
                                                     ---------------------------
                                                     Thos. E. Capps,
                                                     Chief Executive Officer



Dated:___________________


                                                        /s/ Edgar M. Roach, Jr.
                                                      --------------------------
                                                          Edgar M. Roach, Jr.


Dated:      Sept. 12, 1997

September 15, 1995

Mr. Edgar M. Roach, Jr.
Vice President - Regulation and General Counsel
                                                                [LOGO]
                                                                VIRGINIA POWER
Dear Ed,

In order to preserve the stability and continuity of the senior management personnel of the Company, the Special Committee of the Board of Directors of Virginia Electric and Power Company, in June 1994, approved a resolution intended to promote your continuing employment relationship with the Company. This was formalized through my letter of June 23, 1994 to you.

Since that time, a variety of events have happened. The Company believes it is appropriate to modify the terms of the June 23, 1994 letter to provide additional assurance of financial security so that you will not be distracted by personal risks and will devote your best efforts to contribute to the future growth and success of the Company. Upon my recommendation, the Organization and Compensation Committee of the Board of Directors and the Board of Directors of Virginia Electric and Power Company have approved the provisions of this present letter. Upon your agreement, the terms of this letter will completely replace the terms of the June 23, 1994 agreement which will lapse.

Section 1 provides you with the salary, short-term incentive and long-term incentive protection which was provided in the June 23, 1994 agreement.

1. If at any time prior to June 21, 1997, your employment as an officer of the Company should be terminated for any reason other than cause (i.e. in the absence of a good faith determination by the President of Company or the Board of Directors that such cause exists), then the Company will pay to you the amount (as detailed in a, b and c below) that you would have otherwise received, as if you had remained employed until that date. You will also be considered to have been terminated without cause if your base salary is reduced, or if you are not considered for incentive awards comparable to similar executives, or if you are not provided benefits similar to those of similar executives, or if the company diminishes your executive status, working conditions or management responsibilities, or if the company relocates your place of employment more than 30 miles from Richmond, Virginia, and you resign within 60 days of the Company's action. "Termination without cause" does not include voluntary retirement or voluntary resignation.

     If you are terminated for any reason other than for cause, prior to June 21, 1997, the company will pay you the following:

     a. The base salary which you would have earned from the date of termination until June 21, 1997. This number will be computed by dividing the annual base salary at time of termination by 12 and multiplying by the number of whole or partial months between the date of termination and June 21, 1997. The base salary used in this calculation shall not be less than your highest base salary on or after September 1, 1995.

Edgar M. Roach, Jr.

     b. Potential annual incentive award from date of termination until June 21, 1997. This number will be computed by dividing the Success Sharing target award in effect for you at time of termination by 12 and multiplying by the number of whole or partial months between the end of the most recently completed plan year and June 21, 1997. Payment of this amount shall cancel your rights to any other Success Sharing payments for the same time period. The target used in this calculation shall not be less than the highest target award in effect for you on or after September 1, 1995.

     c. Potential long-term incentive award until June 21, 1997. The total number of hypothetical shares (at 100%) goal accomplishment) of Dominion Resources, Inc. stock granted in all cycles of the Performance Achievement Plan which were active on the date of termination will be multiplied by the closing price of the stock on the day of termination. This amount will be paid to you in dollars. Payment of this amount will cancel your rights to any additional payments in cash or stock from these active cycles.

     Dual payment limitation: If events occur in such a manner that you are entitled to the same or similar benefits under this agreement and your March 8, 1994 "Employment Continuity Agreement" with the company, you may choose which version of the benefit to receive, i.e. the benefit as provided by this agreement or the benefit as provided by the "Employment Continuity Agreement," but will not receive payments for that benefit from both agreements.

2. If you continue as an employee of the Company until June 21, 1997, you shall be entitled to receive one year's base salary on the date you retire or leave the Company for any reason after June 21, 1997. This special severance benefit is in addition to and does not diminish any other rights you may have based on other agreements or benefit plans. This benefit is reduced to six months' salary if you choose the benefit provided by 3 following.

3. If you serve as an officer until June 2, 1998, you will be eligible, at retirement, for 5 additional years of credited age and 5 additional years of credited service to be added for pension and other retirement benefits, such as the Executive Supplemental Retirement Plan, the Retirement Benefit Funding Plan, medical coverage and life insurance. Any minimum age requirement shall be waived. Choosing this benefit will reduce the benefit in 2 above as noted. You will also be eligible for this benefit if you are terminated without cause prior to June 2, 1998.

4. If your termination is due to death or disability, you, your estate or your beneficiary will receive benefits 1, if death or disability is prior to June 21, 1997, or benefit 2 and/or 3 above, if death or disability is after that date.

Section 5 reduces the threshold age for earning additional years of service to 50.

5. As part of the arrangements for your employment with Virginia Power, the company promised to provide you with 20 years of total credited service (for retirement benefits) when you reach age 55, and 30 years of total credit service when you reach age 60. On your 50th birthday (June 2, 1998), you will be credited with total credited service of 15 years. This will increase on a year by year basis until your 59th birthday when you will have 24 years of total credited service. This will become 30 years of credited service on your 60th birthday. Thirty years is the maximum allowed under our plan. Any additional credited years of service which might be provided to you under section 3 above will be added to the years discussed in the current section. Additional credited years of age provided to you under section 3 above do not count toward your eligibility for additional credited years of service.

6. The Company will pay all reasonable fees and expenses which you incur to enforce this Agreement and that result from a breach of the Agreement by the Company. The Company will also indemnify you for any excise tax you incur if any portion of the benefits provided by this letter is considered to be an "excess parachute payment" under the Internal Revenue Code. In either case, the indemnification will be structured to be tax neutral to you.

Please acknowledge your agreement by signing a copy of this letter and returning it to me. I will then make this document a part of your permanent file.

If you have any questions, please let me know.

                                                  Approved:

/s/ J. T. Rhodes                                  /s/ William G. Thomas
----------------------------                      ---------------------------
James T. Rhodes                                   William G. Thomas
President and                                     Chairman
Chief Executive Officer                           Organization and Compensation
                                                  Committee
Attachment

Agreed and Acknowledged:


/s/ Edgar M. Roach, Jr.
----------------------------------
Edgar M. Roach, Jr.

DAte: September 15, 1995

September 15, 1995
                                                                  [LOGO]
                                                                  VIRGINIA POWER
Mr Edgar M. Roach, Jr.
Vice President - Regulation and General Counsel

The sentence, "Any minimum age requirement shall be waived." appears in the section numbered 3 in the September 15, 1995 agreement signed by Dr. Rhodes, Mr. Thomas and you. The purpose of this letter is to assure you that this sentences refers to all retirement programs which impose a minimum age requirement. This includes the Executive Supplement Retirement Plan and the Retirement Benefit Funding Plan.

A copy of this letter has been attached to the September 15, 1995 agreement in your personnel file.

Please contact me if you have any questions.


Sincerely

/s/ Harry M. Girvin

Harry M. Girvin
Vice President - Human Resources


cc: Personnel File

November 1, 1995

Mr. E. M. Roach, Jr.
Vice President - Regulation and General Counsel                  [LOGO]
                                                                 VIRGINIA POWER

A reference to ""terminated without cause" appears in the section 3 in the September 15, 1995 agreement signed by Dr. Rhodes, Mr. Thomas and you. The purpose of this letter is to clarify the use of the term "terminated without cause" in section 3. The conditions which define "without cause" in numbered section 1 apply to the use of this term in section 3

A copy of this letter has been attached to the September 15, 1995 agreement in your personnel file.

Please contact me if you have any questions.


Sincerely,


/s/ Larry M. Girvin

Larry M. Girvin
Vice President - Human Resources


cc: Personnel File

                                  MEMORANDUM

    TO:   File

  FROM:   William G Thomas, Chairman
          Virginia Power Organization and Compensation Committee

  DATE:   June 17, 1997

    RE:   Virginia Power Organization and Compensation Committee
--------------------------------------------------------------------------------

     James T. Rhodes, President and Chief Executive Officer of Virginia Power recently raised an issue with me concerning the provisions of the Employment Agreements currently in place with Robert E. Rigsby, Executive Vice President, and Edgar M. Roach, Jr., Senior Vice President Finance, Regulation and General Counsel.

     The issue raised by Jim Rhodes was whether the Employment Agreements for Rigsby and Roach provided under Section 3 that benefits provided for in the Agreements would be available to them if they were terminated without cause prior to their 50th birthdays. I have reviewed the Employment Agreements, and both contain the following sentence at the end of paragraph 3: "You will also be eligible for this benefit if you are terminated without cause prior to (their respective 50th birthdays)."

     I've also read the balance of their Employment Agreements and have concluded that the Agreements do provide that the benefits under Section 3 are available to them if they are terminated without cause prior to their 50th birthdays.

     In the case of Roach, there is an additional provision found in paragraph 5 of his Employment Agreement concerning a credit for years of service. I've also concluded that this provision would be applicable and he would receive the appropriate years of service credit if he were terminated prior to his 50th birthday without cause.

     Having reached these conclusions, I felt that no other action was necessary. I have informed Jim Rhodes of my conclusion and will see that copies of this memorandum are placed in both Rigsby's and Roach's personnel files.


WGT:ss

cc:    James T. Rhodes
       President and Chief Executive Officer

       Thomas J. O'Neal
       Vice President, Human Resources